                                                                      EXHIBIT 11

                         CAPSTEAD MORTGAGE CORPORATION
                      COMPUTATION OF NET INCOME PER SHARE*
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                       QUARTER ENDED       SIX MONTHS ENDED
                                          JUNE 30              JUNE 30
                                     ------------------  --------------------
                                       1996      1995      1996       1995
                                     --------  --------  ---------  ---------
PRIMARY:
 Average number of common
  shares outstanding                  24,352    22,983     24,094     22,970
 Incremental shares calculated
  using the Treasury Stock method        480         6        429          6
                                     -------   -------   --------   --------
                                      24,832    22,989     24,523     22,976
                                     =======   =======   =======    ========


Net income                           $32,173   $17,739   $ 59,001   $ 33,105
Less cash dividends paid on
 convertible preferred stock:
 Series A ($0.40 per share)             (206)     (239)      (420)      (487)
 Series B ($0.315 per share)          (9,594)   (9,584)   (19,270)   (19,134)
                                     -------   -------   --------   --------
Net income available to common
 stockholders                        $22,373   $ 7,916   $ 39,311   $ 13,484
                                     =======   =======   =======    ========


Primary net income per share           $0.90     $0.35      $1.60      $0.59

FULLY DILUTED:
 Average number of common
  shares outstanding                  24,352    22,983     24,094     22,970
 Assumed conversion of
  convertible preferred stock:
  Series A                               710       822        720        831
  Series B                            14,743        **     14,734         **
 Incremental shares calculated
  using the Treasury Stock method        679         8        685          6
                                     -------   -------   --------   --------
                                      40,484    23,813     40,233     23,807
                                     =======   =======   =======    ========


Net income                           $32,173   $17,739   $ 59,001   $ 33,105
Less cash dividends paid on
 the Series B Preferred Stock              -    (9,584)         -    (19,134)
                                     -------   -------   --------   --------
Net income                           $32,173   $ 8,155   $ 59,001   $ 13,971
                                     =======   =======   =======    ========

Fully diluted net income per share  $0.79 $0.34    $1.47     $0.59



* NOT ADJUSTED FOR THE 3-FOR-2 COMMON STOCK SPLIT PAYABLE ON AUGUST 15, 1996 TO STOCKHOLDERS OF RECORD ON JULY 31, 1996.
** THE SERIES B PREFERRED STOCK WAS NOT CONSIDERED CONVERTIBLE FOR PURPOSES OF
   CALCULATING FULLY DILUTED NET INCOME PER SHARE IN 1995 AS IT WAS
   ANTIDILUTIVE.